EXHIBIT 11

                              THE FINOVA GROUP INC.
                        COMPUTATION OF EARNINGS PER SHARE
                  (Dollars in Thousands, except per share data)


                                                   Three Months Ended March 31,
                                                  -----------------------------
                                                                       1998
                                                      1999           restated
                                                  ------------     ------------
BASIC EARNINGS PER SHARE COMPUTATION:

Net income                                        $     50,057     $     39,741
                                                  ============     ============

Weighted average shares outstanding                 56,545,000       56,414,000
Contingently issued shares                            (251,000)        (276,000)
                                                  ------------     ------------
Adjusted weighted average shares                    56,294,000       56,138,000
                                                  ============     ============

Basic Earnings per share                          $       0.89     $       0.71
                                                  ============     ============

DILUTED EARNINGS PER SHARE COMPUTATION:

Net income                                        $     50,057     $     39,741
Preferred dividends, net of tax                            946              946
                                                  ------------     ------------
Income before preferred dividends                 $     51,003     $     40,687
                                                  ============     ============

Weighted average shares outstanding                 56,545,000       56,414,000
Contingently issued shares                            (167,000)        (135,000)
Incremental shares from assumed conversions:
Stock options                                        2,002,000        1,862,000
Convertible preferred securities                     2,938,000        2,938,000
                                                  ------------     ------------
Total potential dilutive common shares               4,940,000        4,800,000
                                                  ------------     ------------
Adjusted weighted average shares                    61,318,000       61,079,000
                                                  ============     ============

Diluted earnings per share                        $       0.83     $       0.67
                                                  ============     ============